As filed with the Securities and Exchange Commission on May 29, 2009

Registration No. 333-03767

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-03767

UNDER THE SECURITIES ACT OF 1933

______________________________________________

JONES APPAREL GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	06-0935166 (I.R.S. Employer Identification No.)

1411 Broadway
New York, New York 10018
(212) 642-3860
(Address of Principal Executive Offices)

_______________________________________________________

JONES APPAREL GROUP, INC. 1996 STOCK OPTION PLAN
(Full title of the plan)

IRA M. DANSKY, ESQ.
Executive Vice President, Secretary and General Counsel
Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018
(Name and address of agent for service)

_____________________

(212) 536-9526
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ ]

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 is filed in order to deregister securities issuable under the Jones Apparel Group, Inc. 1996 Stock Option Plan (the "1996 Plan"), which were registered under a Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the "Commission") on August 15, 1996 (File No. 333-03767) and which became effective on August 15, 1996 (the "Prior Registration Statement").

        At the Annual Meeting of Stockholders of the Registrant held on May 20, 2009, the Registrant's stockholders approved the Jones Apparel Group, Inc. 2009 Long Term Incentive Plan (the "2009 Plan"), which provides, among other things, that shares of Common Stock subject to awards outstanding under the 1996 Plan and the Registrant's 1999 Stock Incentive Plan, as amended (the "1999 Plan") that are forfeited, terminated, cancelled or are subject to stock options that expire at the conclusion of their respective terms unexercised, in each case, after May 19, 2009, shall become available for issuance pursuant to awards under the 2009 Plan. The outstanding awards under the 1996 Plan consist of stock options granted to participants that have not yet been exercised and, accordingly, pursuant to which no shares have been issued. As of the date hereof, 143,167 shares of Common Stock under the 1996 Plan were subject to outstanding unexercised stock options (such shares, the "Carried Forward Option Shares").

        The Registrant is concurrently filing a separate Registration Statement on Form S-8 to (i) reflect that the Carried Forward Option Shares may be issued upon exercise of the outstanding stock options to which they are subject under the 1996 Plan or the 1999 Plan, or, if such stock options are forfeited, terminated, cancelled or expire unexercised, may be issued pursuant to new awards under the 2009 Plan and (ii) register 1,850,000 additional shares of Common Stock for issuance under the 2009 Plan.

        In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed: (i) to reflect that, following the date hereof, the Carried Forward Option Shares may be issued under either the 1996 Plan or the 2009 Plan; and (ii) to carry forward the registration fee previously paid for the Carried Forward Option Shares under the Prior Registration Statement to the Registration Statement on Form S-8, filed for the 1996 Plan, the 1999 Plan and the 2009 Plan, which is filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this May 29, 2009.

JONES APPAREL GROUP, INC. By: /s/ Wesley R. Card Name: Wesley R. Card Title: President and Chief ExecutiveOfficer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wesley R. Card, John T. McClain and Ira M. Dansky, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Post-effective Amendment No. 1 to Form S-8 Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might and could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Wesley R. Card Wesley R. Card	President, Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2009
/s/ Sidney Kimmel Sidney Kimmel	Chairman and Director	May 29, 2009
/s/ John T. McClain John T. McClain	Chief Financial Officer (Principal Financial Officer)	May 29, 2009

Signature	Title	Date
/s/ Christopher R. Cade Christopher R. Cade	Executive Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 29, 2009
/s/ Matthew H. Kamens Matthew H. Kamens	Director	May 29, 2009
/s/ J. Robert Kerrey J. Robert Kerrey	Director	May 29, 2009
/s/ Ann N. Reese Ann N. Reese	Director	May 29, 2009
/s/ Gerald C. Crotty Gerald C. Crotty	Director	May 29, 2009
/s/ Lowell W. Robinson Lowell W. Robinson	Director	May 29, 2009
/s/ Donna F. Zarcone Donna F. Zarcone	Director	May 29, 2009
/s/ Margaret H. Georgiadis Margaret H. Georgiadis	Director	May 29, 2009
/s/ Robert L. Mettler Robert L. Mettler	Director	May 29, 2009

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